UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CPI AEROSTRUCTURES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CPI AEROSTRUCTURES, INC.

91 Heartland Blvd.

Edgewood, New York 11717

(631) 586-5200

Notice of Annual Meeting of Shareholders

to be held on June 25, 2021

To the Shareholders of CPI Aerostructures, Inc.:

You are cordially invited to attend the annual meeting of shareholders of CPI Aerostructures, Inc. to be held on Friday, June 25, 2021, at 9:00 a.m. at our offices at 91 Heartland Boulevard, Edgewood, New York 11717.

At the annual meeting, you will be asked to consider and act upon the following matters:

(1)	To elect one Class I director to serve until the term of our Class I directors ends in 2023 and to elect two Class II directors to serve until the term of our Class II directors ends in 2024;

(2)	To approve, on an advisory basis, the compensation of our named executive officers;

(3)	To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(4)	To transact such other business as may properly come before the annual meeting of shareholders and any and all postponements or adjournments thereof.

Only shareholders of record at the close of business on April 30, 2021 will be entitled to notice of, and to vote at, the annual meeting of shareholders and any postponements or adjournments thereof.

Please read the enclosed proxy statement carefully, because it contains information relevant to the actions to be taken at the annual meeting.

Even if you plan to attend the annual meeting in person, we encourage you to vote your shares in advance by following the voting instructions provided. Every vote is important, and we look forward to hearing from you.

By Order of the Board of Directors

Douglas McCrosson, Chief Executive Officer

Edgewood, New York
April 30, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 25, 2021

Our 2021 proxy statement and our annual report for the fiscal year ended December 31, 2020 are available at http://www.cstproxy.com/cpiaero/2021/.  The Board of Directors of CPI Aerostructures, Inc. is soliciting proxies to be voted at our 2021 Annual Meeting of Shareholders on June 25, 2021. We expect that the notice of internet availability of the proxy materials will be mailed and made available to shareholders of record as of April 30, 2021, beginning on or about May 7, 2021.

PROXY STATEMENT
Annual Meeting of Shareholders
to be held on June 25, 2021

This proxy statement and the accompanying form of proxy is furnished to shareholders of CPI Aerostructures, Inc. (the “Company”, “we”, or “us”) in connection with the solicitation of proxies by our board of directors for use in voting at our annual meeting of shareholders (the “Annual Meeting”) to be held at our offices at 91 Heartland Boulevard, Edgewood, New York 11717, on Friday, June 25, 2021, at 9:00 a.m., and at any and all postponements or adjournments thereof.

We expect that the notice of internet availability of the proxy materials will be mailed and made available to shareholders of record as of April 30, 2021, beginning on or about May 7, 2021. We are bearing all costs of this solicitation.

What matters am I being asked to vote on?

You are being asked to vote on the following matters:

(1)	To elect one Class I director to serve until the term of our Class I directors ends in 2023 and to elect two Class II directors to serve until the term of our Class II directors ends in 2024;

(2)	To approve, on an advisory basis, the compensation of our named executive officers;

(3)	To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(4)	To transact such other business as may properly come before the annual meeting of shareholders and any and all postponements or adjournments thereof.

 What are the recommendations of the board of directors?

Our board of directors recommends that you vote:

✓   “FOR” the election of the director nominees named in this proxy statement;

✓   “FOR” the advisory approval of executive compensation; and

✓   “FOR” the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm.

Why did I receive a Notice of Internet Availability?

To conserve natural resources and reduce costs, we are sending shareholders a Notice of Internet Availability of Proxy Materials, as permitted by SEC rules. The notice explains how you can access our proxy materials over the internet, how to obtain printed copies if you prefer, and how to vote on the matters being presented to our shareholders.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 30, 2021, the record date, are entitled to vote at the Annual Meeting. As of the record date, we had 12,230,287 shares of common stock issued and outstanding, which is our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date. There is no cumulative voting.

How do I attend the Annual Meeting?

In-person attendance at the Annual Meeting is limited due to due to the coronavirus pandemic and our concern for the safety of the Company’s shareholders, officers, and directors and mandated social distancing protocols in the State of New York. If you would like to attend the Annual Meeting in person, you must reserve your attendance at least two (2) business days in advance of the Annual Meeting by contacting us at 91 Heartland Boulevard, Edgewood, NY 11717, telephone (516) 586-5200. Reservations will be accepted in the order in which they are received.

For security reasons, be prepared to show a form of government-issued photo identification upon arrival. If you do not reserve your attendance in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a shareholder as of the record date. Additionally, in accordance with federal and local guidelines, we require all persons visiting our office to wear face masks, and attendees of the Annual Meeting are encouraged to bring their own masks. If you do not have a face mask, the Company will endeavor to provide you with one. Social distancing and local and state requirements concerning occupancy will be enforced.

How do I submit my vote?

Record holders can vote by the following methods:

●	By Internet. You may vote by proxy via the internet. The proxy card enclosed with this proxy statement provides instructions for submitting a proxy by internet.

●	By Mail. You may vote by completing the proxy card and returning it in the postage-paid return envelope.

●	In Person. You may attend the Annual Meeting and vote in person using the ballot provided to you at the Annual Meeting, provided that you have registered in advance and you follow the Company’s COVID-19 protocol. See “How do I attend the Annual Meeting?”

Beneficial owners of shares held in street name may instruct their bank, broker, or other nominee how to vote their shares. Beneficial owners should refer to the materials provided to them by their bank, broker, or other nominee for information on communicating these voting instructions. Beneficial owners may not vote their shares in person at the Annual Meeting unless they obtain a legal proxy from the shareholder of record, present it to the inspector of election at the Annual Meeting, and produce valid identification. Beneficial owners should contact their bank, broker, or other nominee for instructions regarding obtaining a legal proxy.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.

What is the difference between a “record holder” and a “beneficial owner” of the Company’s common stock?

If your shares are registered in your name with the Company’s transfer agent, Continental Stock Transfer and Trust Company, then you are considered the record holder for those shares. If you are the record holder of your shares, you have the right to vote your shares by proxy or to attend the Annual Meeting and vote in person.

If your shares are held through a bank, broker, or other nominee, then you are considered to hold your shares in “street name.” While you are the “beneficial owner” of those shares, you are not considered the record holder. As the beneficial owner of shares of the Company’s common stock, you have the right to instruct your bank, broker, or other nominee how to vote your shares. However, since you are not the record holder of your shares, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the shareholder of record. You must bring this legal proxy to the Annual Meeting, present it to the inspector of election and produce valid identification. If you hold your shares in street name, your bank, broker, or other holder of record will not be permitted to vote on your behalf on certain matters, including with respect to the election of our directors, unless it receives voting instructions from you. To ensure that your vote is counted, please communicate your voting instructions to your broker, bank, or other holder of record before the Annual Meeting, or obtain a legal proxy and arrange to attend the Annual Meeting.

What is the effect of giving a proxy?

The persons named on the proxy card that accompanies this proxy statement have been designated as proxies by our board of directors. If you are a record holder and return the proxy card in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by our board of directors will vote your shares at the Annual Meeting as specified in your proxy.

If you are a record holder and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted FOR the election of the director nominees (Proposal 1), FOR the advisory approval of executive compensation (Proposal 2), and FOR the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3).

If you give your proxy, your shares also will be voted in the discretion of the persons designated as proxies with respect to any other matters properly brought before the Annual Meeting and any postponements or adjournments thereof. If any other matters are properly brought before the Annual Meeting, the persons designated as proxies will vote the proxies in accordance with their best judgment.

May I change my vote after I give my proxy?

You may revoke your proxy at any time before it is exercised by:

●	delivering written notification of your revocation to our secretary;

●	delivering another proxy bearing a later date; or

●	voting in person at the Annual Meeting.

Please note that your attendance at the Annual Meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and New York law. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. In certain instances, shares which are not considered present and entitled to vote on a particular matter will count for purposes of determining the presence of a quorum. For example, a proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”), or that the shareholder is abstaining, with respect to a particular matter. Similarly, a broker may not be permitted to vote (“broker non-vote”) with respect to shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the shares. The shares which are not being voted on a particular matter due to either shareholder withholding, abstention, or broker non-vote will not be considered shares present and entitled to vote on that matter but will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any other matter at the Annual Meeting. If the proxy indicates that the shares are not being voted on any matter at the Annual Meeting, the shares will not be counted for purposes of determining the presence of a quorum.

How many votes are needed for approval of each matter?

The election of the director nominees. The election of the director nominees requires a plurality vote of the votes cast at the Annual Meeting. “Plurality” means that the individual who receives the largest number of votes cast “FOR” is elected as director. Consequently, any shares not voted “FOR” such nominee, whether as a result of a direction of the shareholder to withhold authority, abstentions, or a broker non-vote, will not have any effect on the election.

Advisory approval of executive compensation (“Say on Pay”). The results of the Say on Pay vote are advisory and non-binding on our board of directors. A vote “FOR” the Say on Pay proposal by a majority of the votes cast at the Annual Meeting with respect to such proposal will constitute the shareholders’ non-binding approval of our current executive compensation and related policies and procedures. Abstentions and broker non-votes will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome of this matter.

 Ratification of independent registered public accounting firm. The ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 must be approved by a majority of the votes cast at the Annual Meeting with respect to the proposal. Abstentions will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome. Brokerage firms do have authority to vote customers’ shares on this proposal in the absence of instructions from the beneficial owner of the shares. To the extent any brokerage firms do not vote on this proposal, such broker non-votes will not have any effect on the outcome of this matter.

PROPOSAL 1 — ELECTION OF DIRECTOR NOMINEES

Our board of directors is divided into three classes with one class of directors typically being elected in each year and each class serving a three-year term. The term of office of our Class II directors expires at this year’s Annual Meeting. Our current Class II directors are Walter Paulick and Eric Rosenfeld. The term of office of our Class III directors, Carey Bond, Michael Faber, and Douglas McCrosson, expires at the 2022 Annual Meeting. The term of office of our Class I directors, Richard Caswell and Terry Stinson, expires at the 2023 Annual Meeting.

As previously announced, one of our former Class I directors did not stand for re-election at the Annual Meeting held in 2020 and, following such meeting, our board of directors had one vacancy. On November 4, 2020, the board of directors appointed Richard Caswell to fill the vacancy and serve as chairman of the audit and finance committee of our board of directors (“Audit & Finance Committee”). Pursuant to New York law and the Company’s bylaws, any directors appointed by the board to fill a vacancy serve only until the next Annual Meeting. Accordingly, our board of directors has nominated Mr. Caswell for election to serve as a Class I director until the term of our Class I directors ends at the 2023 Annual Meeting.

Our board of directors has also nominated the current Class II directors, Walter Paulick and Eric Rosenfeld, for re-election as Class II directors. Each of Messrs. Caswell, Paulick, and Rosenfeld has agreed to be named in this proxy statement and to serve as a director if elected. Unless otherwise specified by you when you give your proxy, the shares subject to your proxy will be voted “FOR” the election of Mr. Caswell as a Class I director and “FOR” Messrs. Paulick and Rosenfeld as Class II directors. In case any director nominee becomes unavailable for election to our board of directors, an event which is not anticipated, the proxy holders, or their substitutes, shall have full discretion and authority to vote or refrain from voting your shares for any other person in accordance with their best judgment. Biographical information about the director nominees and the entire board of directors can be found under the heading “Directors, Executive Officers, and Corporate Governance” beginning on page 7 below.

Our bylaws provide that a director nominee that receives the affirmative vote of a plurality of the issued and outstanding shares of the Company’s common stock, represented in person or by proxy at the Annual Meeting and entitled to vote thereon, will be elected as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE DIRECTOR NOMINEES.

PROPOSAL 2 – SAY ON PAY

At the Annual Meeting, shareholders will vote on the following resolution:

RESOLVED, that the shareholders of CPI Aerostructures, Inc. approve, on an advisory basis, the compensation of CPI Aerostructures, Inc.’s Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which include the compensation tables and related narrative discussion).

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), and rules promulgated by the Securities and Exchange Commission (“SEC”) thereunder, enable our shareholders to vote to approve, on an advisory basis, the compensation of our Chief Executive Officer and our two highest-paid executive officers other than the Chief Executive Officer (collectively, our “Named Executive Officers”) as disclosed in this proxy statement in accordance with the SEC’s rules. Our compensation policies are intended to ensure that executive compensation is competitive yet reasonable, supportive of organizational objectives and shareholder interests, and designed to align the interests of executive officers with the Company’s long-term performance and increase shareholder value. An explanation of our policies and procedures in determining executive compensation is found below under the heading “Executive Officer Compensation” and specific information regarding the current compensation of our Named Executive Officers is found in the compensation tables included below.

The Say on Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. We believe that the executive compensation as disclosed in our tabular disclosures and other narrative executive compensation disclosure in this proxy statement aligns with our compensation policies.

The Say on Pay vote is advisory, and therefore not binding on the Company, our board of directors, or the Compensation & Human Resources Committee. As a matter of policy, the Compensation & Human Resources Committee has decided to take into consideration the results of the most recent Say on Pay vote when making compensation decisions and reviewing its compensation policies and practices.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE APPROVAL OF THE COMPANY’S COMPENSATION

OF ITS NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Finance Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit & Finance Committee has selected CohnReznick LLP (“CohnReznick”) as our independent registered public accounting firm for 2021. The Audit & Finance Committee annually reviews CohnReznick’s independence and performance in deciding whether to retain CohnReznick or engage a different independent registered public accounting firm. This review includes, among other things, consideration of CohnReznick’s historical and recent performance on our audit, CohnReznick’s capability and expertise in handling the breadth and complexity of our operations, the appropriateness of CohnReznick’s fees for audit and non-audit services, both on an absolute basis and as compared to its peer firms, and CohnReznick’s independence and tenure as our independent registered public accounting firm.

We propose that the shareholders ratify the appointment of CohnReznick as our independent registered public accounting firm for fiscal year 2021. We expect that representatives of CohnReznick will be present at the Annual Meeting and that they will be available to respond to appropriate questions submitted by shareholders at the Annual Meeting. CohnReznick will have the opportunity to make a statement if they desire to do so.

 The following fees were paid to CohnReznick for services rendered in the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$346,800	$331,500
Audit-Related Fees(2)	279,400	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$626,080	$331,500

______________________

(1)	Audit fees consist of fees billed for professional services by CohnReznick for audit and quarterly review of the Company’s consolidated financial statements during the years ended December 31, 2020 and 2019, and related services normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees represent the aggregate fees billed for assurance and related professional services rendered by CohnReznick that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For the year ended December 31, 2020, audit-related fees included fees incurred in connection with the audit of the Company’s restatement of its financial statements and advice regarding the application of generally accepted accounting principles for the Company’s completed acquisition of Welding Metallurgy, Inc.

Pre-Approval Policies and Procedures.  In accordance with Section 10A(i) of the Exchange Act, before we engage our independent registered public accounting firm to render audit or non-audit services, the engagement is approved by our Audit & Finance Committee. Our Audit & Finance Committee approved all of the fees referred to in the rows titled “Audit Fees” and “Audit-Related Fees” in the table above.

Ratification by the shareholders of the appointment of an independent registered public accounting firm is not required, but our board of directors believes that it is desirable to submit this matter to the shareholders. If a majority of the votes cast at the Annual Meeting do not ratify the selection of CohnReznick, the selection of an independent registered public accounting firm will be reconsidered by our Audit & Finance Committee. Even if the appointment is ratified, our Audit & Finance Committee, at its discretion, may change the appointment at any time if it determines that doing so would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE RATIFICATION OF THE APPOINTMENT OF COHNREZNICK LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Information about Directors, the Nominee, and Executive Officers

Our directors, director nominees, and Named Executive Officers are as follows:

Name	Age	Director Since	Position & Board Committees
Carey Bond	60	2016	Vice Chairman of the Board of Directors
			Compensation & Human Resources Committee (Chair), Nominating & Corporate Governance Committee, Strategic Planning Committee, Oversight Committee (Chair)
Richard S. Caswell	62	2020	Director
			Audit & Finance Committee (Chair)
Michael Faber	62	2013	Director
			Audit & Finance Committee, Nominating & Corporate Governance Committee (Chair)
Kenneth Hauser	58	—	Senior Vice President of Operations

Douglas McCrosson	58	2014	Chief Executive Officer, President, and Director
			Strategic Planning Committee

Walter Paulick	75	1992	Director
			Audit & Finance Committee, Nominating & Corporate Governance Committee, Oversight Committee
Thomas Powers	66	—	Acting Chief Financial Officer*
Eric Rosenfeld	63	2003	Director
			Compensation & Human Resources Committee, Nominating & Corporate Governance Committee, Strategic Planning Committee (Chair)
Terry Stinson	79	2014	Chairman of the Board of Directors
			Compensation & Human Resources Committee, Strategic Planning Committee

_____________________

* Mr. Powers began his service as our Acting Chief Financial Officer on February 12, 2020. Previously, Dan Azmon served as our Chief Financial Officer from November 2019 until his resignation on February 10, 2020, and Vincent Palazzolo served as our Chief Financial Officer from 2004 until November 2019.

We believe that it is necessary for each of our directors to possess qualities, attributes, and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the board of directors. As described on page 16 under “Nominating & Corporate Governance Committee Information — Guidelines for Selecting Director Nominees,” the nominating and corporate governance committee of our board of directors (“Nominating & Corporate Governance Committee”) considers all factors it deems relevant when evaluating prospective candidates or current members of our board of directors for nomination to our board of directors, as prescribed in the committee’s written charter and established guidelines and the Company’s corporate governance guidelines. All of our directors bring to the board of directors leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide our board of directors, as a whole, with the skills and expertise that serve the needs of the Company. The following skills matrix shows the diverse range of experience our directors provide to our Company.

	Qualifications			Experience
	Executive Leadership	Public Company Director	Audit Committee Financial Expert(1)	Law	M&A	Corporate Governance & Supervision	Aerospace Industry Experience
Carey Bond	✓				✓	✓	✓
Richard Caswell	✓		✓		✓	✓	✓
Michael Faber	✓		✓	✓	✓	✓
Douglas McCrosson	✓				✓	✓	✓
Walter Paulick	✓				✓	✓
Eric Rosenfeld	✓	✓			✓	✓
Terry Stinson	✓	✓			✓	✓	✓

______________________

(1)	Indicates audit committee members who meet the criteria of an “Audit Committee Financial Expert” under applicable SEC rules.

Certain individual experiences, qualifications, and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the biographies set forth below.

Carey E. Bond is the Non-Executive Vice Chairman of the Board of Directors, a position which he has held since August 2020. Mr. Bond has been a director since December 2016, chair of our Compensation & Human Resources Committee since June 2019, and chair of the Oversight Committee since March 2020. Mr. Bond’s career as a corporate executive in the aviation industry has spanned over 30 years, where he has held successful leadership roles in several areas such as aircraft development and production, sales, service, and profit and loss ownership. Mr. Bond spent 10 years at Sikorsky Aircraft Corporation, a corporation specializing in designing, manufacturing and servicing helicopters, as Vice President, Corporate Strategy, Chief Marketing Officer, and President, Commercial Systems and Services. Mr. Bond currently serves on the board of directors of TECT Aerospace, a business unit of TECT Corporation, a conglomerate of privately held aerospace companies. Mr. Bond has also served on the board of directors of domestic and international companies, namely Shanghai Sikorsky Aircraft Company Limited, New Eclipse Aerospace, and PZL Mielec Aircraft Company. Mr. Bond holds a Masters of Business Administration from Texas Christian University. Mr. Bond brings to our board of directors a seasoned expertise in the aerospace industry, an internationally-minded approach to business development, and general business acumen.

Richard S. Caswell has been a director since November 2020. Since 2015, Mr. Caswell has served as a senior advisor of Bombardier Inc. From 1993-2015, Mr. Caswell served in several senior finance roles at United Technologies Corporation (now Raytheon Technologies Corporation, NYSE: RTX), including as Chief Financial Officer and Vice President, Finance of the Power, Controls & Sensing Systems segment of United Technologies Aerospace Services, as Chief Financial Officer and Vice President, Finance of Sikorsky Aircraft, and as Chief Financial Officer of Pratt & Whitney Canada. Previously, from 1983-1993, Mr. Caswell worked at Price Waterhouse (now PricewaterhouseCoopers), where he was a certified public accountant and where he held positions of increasing responsibility from staff auditor to senior audit manager. Mr. Caswell received a B.A. in economics from Alfred University and an M.S. in accounting from Syracuse University. Mr. Caswell brings to our board of directors a substantial financial background and extensive experience in financial planning, mergers and acquisitions, U.S. government contracting, tax and accounting matters.

Michael Faber has been a director since August 2013 and chair of our Nominating & Corporate Governance Committee since June 2014. Since 1996, Mr. Faber has served as Chief Executive Officer of NextPoint Management Company, Inc., an investment and strategic advisory firm, advising family offices on a variety of issues, including asset manager selection and oversight, direct investing, and trust and estates. Additionally, Mr. Faber currently serves as a senior advisor to a family office with more than $2 billion in assets and as a director or senior advisor to a number of private companies and asset management firms. From 1990 to 2008, Mr. Faber was a General Partner of the NextPoint and Walnut family of investment funds, focusing on private equity, venture capital, and structured investments. Previously, Mr. Faber was a senior advisor to the law firm of Akerman, of counsel to the law firm of Mintz Levin, an attorney with the law firm of Arnold & Porter, and a senior consultant to The Research Council of Washington, the predecessor to The Corporate Executive Board Company. Mr. Faber has served on audit and compensation committees for a number of companies. Mr. Faber is an honors graduate and John M. Olin Fellow of the University of Chicago Law School and attended the Johns Hopkins University School of International Studies and the State University of New York. Mr. Faber brings to our board of directors his legal and financial expertise as well as his years of investment and general business experience.

Kenneth Hauser has been our Senior Vice President of Operations since 2020. Prior to that he was Vice President of Global Supply Chain Management since 2013. Prior to that, he held the position of Director, Global Supply Chain Management for which he was hired in 2011. Prior to joining CPI Aero, Mr. Hauser had a 30-year career at Northrop Grumman where he held various management positions for Manufacturing/Operations and Global Supply Chain. Mr. Hauser’s last position with Northrop Grumman was as the E-2D Global Supply Chain Program Manager, where he had responsibility for cost, quality and schedule performance of all procured parts and major aircraft structures. Mr. Hauser holds a Bachelor of Technology in Management of Technology from State University of New York at Farmingdale and a Master of Science in Management of Technology from Polytechnic University.

Douglas McCrosson has been our Chief Executive Officer, President and a director since March 2014. Mr. McCrosson joined the Company in 2003 as Director of Business Development. During his tenure, he has held positions of increasing responsibility, including Vice President of Business Development and Senior Vice President of Operations, where he headed CPI’s business development, engineering, procurement and manufacturing operations. Subsequently, he was promoted to the position of Chief Operating Officer in January 2010 before becoming President and Chief Executive Officer. He has 35 years of aerospace experience, having started his career as a mechanical engineer at Grumman Corporation, now Northrop Grumman. Mr. McCrosson holds a Bachelor of Science degree in mechanical engineering from the State University of New York at Buffalo and a Master of Science degree in Management from the New York University Polytechnic School of Engineering. He has served as a member of the Board of Governors of the Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers in the United States. He is a member of the Board of Directors of the Long Island Association, the leading business association in the Long Island region and he serves the local community as a Director of United Way of Long Island. Mr. McCrosson provides our board of directors with unique knowledge of the Company’s business, operations and management and his other extensive experience in the Company’s industry.

Walter Paulick has been a director since April 1992. He served as the chair of our Nominating & Corporate Governance Committee from March 2004 until June 2015 and as chair of our Audit Committee from June 2006 until April 2007. Mr. Paulick is a self-employed real estate development consultant. From 1982 to November 1992, Mr. Paulick was a vice president of Parr Development Company, Inc., a real estate development company. From 1974 to 1982, Mr. Paulick was a vice president of National Westminster U.S.A. Mr. Paulick holds an Associate degree in Applied Science from Suffolk Community College and a Bachelor of Business Administration from Dowling College. Mr. Paulick’s background in banking and real estate development, and his general business knowledge provides our board of directors with a diverse perspective on the Company’s industry and business in our region.

Thomas Powers has been our Acting Chief Financial Officer and Secretary since February 2020. Mr. Powers has been employed by the Company since January 2019, serving as Director of Financial Planning and Analysis. Prior to joining the Company, Mr. Powers worked for Triumph Group, a multi-billion dollar publicly owned aerospace manufacturer, where he last served as Vice President of Financial Planning and Analysis. At Triumph, he previously held positions of Group Controller, Division Controller and served as Interim Chief Financial Officer.

Eric S. Rosenfeld is the Chairman Emeritus of our board of directors. Mr. Rosenfeld served as the non-executive chairman of our board of directors from January 2005 until November 2018. He has also served as chair of our Strategic Planning Committee since April 2003. Mr. Rosenfeld has been the President and Chief Executive Officer of Crescendo Partners, L.P., a New York based investment firm, since its formation in November 1998. Prior to forming Crescendo Partners, he held the position of Managing Director at CIBC Oppenheimer and its predecessor company, Oppenheimer & Co., Inc., for 14 years. Mr. Rosenfeld is the Chief SPAC Officer of Legato Merger Corp., a special purpose acquisition company formed in June 2020. Mr. Rosenfeld currently serves as a director for several companies, including Primo Water Corporation (formerly Cott) (NYSE: PRMW), a leading water service company, Pangea Logistics Solutions Ltd. (Nasdaq: PANL) (and Quartet Merger Corp. prior to its merger with Pangea Logistics Solutions Ltd., for which he also served as Chief Executive Officer), a maritime logistics and shipping company, and Aecon Group, Inc. (TSE: ARE), a construction company. Mr. Rosenfeld previously served on the board of directors of several companies, including Canaccord Genuity (TSE: CF), a financial services company, Absolute Software Corporation (TSE: ABT), a provider of security and management for computers and ultra-portable devices, NextDecate LLC (Nasdaq: NEXT) (and Harmony Merger Corp. prior to its merger with NextDecade LLC, for which he also served as Chief Executive Officer), a natural gas company, SAExploration Holdings Inc. (Nasdaq: SAEX) (and Trio Merger Corp. prior to its merger with SAEX, for which he also served as Chief Executive Officer), a geophysical services company, Primoris Services Corporation (Nasdaq: PRIM) (and Rhapsody Acquisition Corporation prior to its merger with PRIM, for which he also served as Chief Executive Officer), a holding company for specialty contractor and infrastructure businesses, DALSA Corp., a digital imaging and semiconductor manufacturer, and Hill International Inc. (NYSE: HIL) (and Arpeggio Acquisition Corp. prior to its merger with HIL, for which he also served as Chief Executive Officer), a construction project management firm. He was also the Chief Executive Officer of Allegro Merger Corp., a blank check company previously listed on Nasdaq. Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a senior faculty member at the Director’s College. He has also been a guest host on CNBC. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School. Mr. Rosenfeld provides our board of directors with expertise in finance and financial markets and with experience derived from his service on the boards of other public and private companies.

Terry Stinson is the Non-Executive Chairman of the Board, a position which he has held since November 2018. Mr. Stinson was the chair of the compensation committee of the board from June 2014 until June 2018 and has been a director since June 2014. Mr. Stinson is Chief Executive Officer of his own consulting practice, Stinson Consulting, LLC, a position he has held since 2001. Stinson Consulting is engaged in strategic alliances and marketing for the aerospace industry. From January 2013 until May 31, 2014, he served as Executive Vice President of AAR CORP., an international, publicly traded aerospace manufacturing and services company. Mr. Stinson currently serves as an independent consultant to AAR CORP. From August 2007 until January 2013, Mr. Stinson served as Group Vice President of AAR CORP. From 2002 to 2005, Mr. Stinson served as Chief Executive Officer of Xelus, Inc., a collaborative enterprise service management solution company. From 1998 to 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft, and served as President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. From 1986 to 1996, he was President of the Hamilton Standard division of United Technologies Corporation, a defense supply company. Mr. Stinson previously served as a director of Lennox International Inc., a company engaged in the design and manufacture of heating, ventilation, air conditioning, and refrigeration products, serving on such company’s Board Governance, Compensation, and Human Resources Committees. Mr. Stinson previously served as a director of Triumph Group, Inc., a company engaged in the manufacturing and repair of aircraft components, subassemblies, and systems, from September 2003 to March 2008. As a former senior executive of two Fortune 500 companies, Mr. Stinson contributes to our board of directors his extensive management and marketing experience in the aerospace industry, as well as his general business acumen and experience developed by serving on other public company boards.

Family Relationships

There are no family relationships among any of the Company’s directors or Named Executive Officers.

Independence of Directors

Our common stock is listed on the NYSE American LLC exchange (“NYSE American”), a stock exchange affiliated with the New York Stock Exchange. As a result, we follow the rules of the NYSE American exchange in determining whether a director is independent. The NYSE American exchange listing standards define an “independent director” generally as a person, other than an officer or employee of the Company, who does not have a relationship with the Company that would interfere with the director’s exercise of independent judgment. Our board of directors consults with our legal counsel to ensure that our board of directors’ determinations are consistent with NYSE American exchange rules and all relevant securities and other laws and regulations regarding the independence of directors. Consistent with these considerations, the Nominating & Corporate Governance Committee determined on April 26, 2021 that Carey Bond, Richard Caswell, Michael Faber, Walter Paulick, Eric Rosenfeld, and Terry Stinson will be independent directors of the Company for the ensuing year. The remaining director, Douglas McCrosson, is not independent because he is currently employed by us. All members of our Audit & Finance, Compensation & Human Resources, and Nominating & Corporate Governance Committees are independent.

Code of Ethics

Our board of directors has adopted a written code of ethics which applies to our directors, officers, and employees, and which is designed to deter wrongdoing and to promote ethical conduct, full, fair, accurate, timely, and understandable disclosure in reports that we file or submit to the SEC and others, compliance with applicable government laws, rules, and regulations, prompt internal reporting of violations of the code, and accountability for adherence to the code. A copy of the code of ethics may be found on our website at www.cpiaero.com/board.html.

Board of Directors Meetings and Committees

Our board of directors held 11 meetings in 2020 and acted by unanimous written consent one time. All directors attended the 2020 annual shareholder meeting. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. In addition, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. No director attended fewer than 75% of the meetings of the board and of the committees thereof upon which he served in 2020. We have five standing committees: the Compensation & Human Resources Committee, Audit & Finance Committee, Nominating & Corporate Governance Committee, Strategic Planning Committee, and Oversight Committee. Copies of our committee charters are available free of charge on our website at www.cpiaero.com/board.html.

Leadership Structure

Our board of directors has determined to keep separate the positions of board chairman and principal executive officer at this time. This permits our principal executive officer to concentrate his efforts primarily on managing the Company’s business operations and development. This also allows us to maintain an independent chairman of the board who oversees, among other things, communications and relations between our board of directors and senior management, consideration by our board of directors of the Company’s strategies and policies, and the evaluation of our principal executive officers by our board of directors.

Succession Planning

Our board of directors is responsible for overseeing management succession planning. Periodically, our board of directors reviews management’s succession plan with respect to the Chief Executive Officer role and other senior management roles. We have developed succession plans for both ordinary course succession and planning due to an unforeseen event.

Risk Oversight

The primary function of our board of directors is oversight. Our board of directors as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Each committee of our board of directors has been delegated oversight authority over specific risk areas identified by our board of directors. For instance, our Audit & Finance Committee discusses with management the Company’s major financial risk exposures, our Compensation & Human Resources Committee discusses with management the Company’s major human capital risk exposures, and our Oversight Committee discusses with management the Company’s day-to-day operations. and reports its findings to our board of directors in connection with our board’s risk oversight review. Further information about each committee’s role in risk assessment and management is included below.

Cybersecurity

Our board of directors is charged with oversight of the Company’s cybersecurity matters, and management reports to the board periodically regarding material risks concerning cybersecurity. We took several steps in 2018 to mitigate cybersecurity risks, such as upgrading detection, prevention and monitoring systems, as well as contracting with an outside cybersecurity firm to provide constant monitoring of our systems.

Stock Ownership Requirements

Non-executive directors are subject to a stock ownership policy whereby each non-executive director is required to own common stock of the Company valued at least four times his or her annual cash compensation before and after any stock sales. We believe this policy promotes and strengthens the alignment of interests between our non-executive directors, management, and shareholders.

Prohibition on Short Sales and Hedging

The Company prohibits directors, officers, employees, and consultants from entering into transactions involving short sales of our securities. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of our securities also are prohibited except in certain limited circumstances where the insider already owns the securities prior to effecting the transaction and the transaction has been pre-approved.

Corporate Governance Highlights

✓ Independent Chairman of the Board	✓ Regular executive sessions of independent directors
✓ 6 out of 7 directors are independent	✓ Stock ownership requirements for independent directors
✓ Robust risk oversight process for board and committees	✓ Annual board and committee evaluations
✓ Voting rights are proportional to economic interests	✓ Annual advisory vote on Named Executive Officer compensation
✓ Use of an outside compensation consultant to advise the Compensation & Human Resources Committee

Compensation & Human Resources Committee Information

Our Compensation & Human Resources Committee is currently comprised of Carey Bond (Chair), Eric Rosenfeld, and Terry Stinson. Our board of directors has determined that each member of the Compensation & Human Resources Committee is an independent director under the NYSE American exchange listing standards. Our board of directors has adopted a written Compensation & Human Resources Committee charter, which is reviewed periodically and which the Compensation & Human Resources Committee intends to review at its next regularly scheduled meeting. The responsibilities of our Compensation & Human Resources Committee include:

●	establishing the general compensation policy for our Named Executive Officers, including the Chief Executive Officer and Chief Financial Officer;

●	reviewing and approving the compensation of our executive officers and any employment agreements with our executive officers, including change in control agreements, indemnification agreements, and severance agreements;

●	reviewing the compensation paid to non-executive directors and making recommendations to the board of directors for any adjustments;

●	administering our stock option and performance equity plans and determining who participates in the plans, establishing performance goals, if any, and determining specific grants and bonuses to the participants;

●	ensuring that any compensation plan for key executives does not encourage undue risk-taking; and

●	assisting the board in the discharge of its oversight responsibilities for risks related to human resources, including talent management, employee conduct, diversity and inclusion, and employee compensation.

Our Compensation & Human Resources Committee held four meetings during 2020 to review, discuss, and make any necessary changes to our executive and non-executive director compensation and to exercise oversight over human resources matters. Our Compensation & Human Resources Committee makes all final determinations with respect to compensation of executive officers, considering, among other things, its assessment of the value of each executive officer’s contribution to the Company, the Company’s financial performance during recent fiscal years in light of prevailing business conditions, and the Company’s goals for the ensuing fiscal year.

Our Compensation & Human Resources Committee may utilize the services of third parties, including compensation consultants and subscriptions to executive compensation surveys and other databases, to assist with the review of compensation for executive officers. Our Compensation & Human Resources Committee is charged with performing an annual review of the compensation of our executive officers to determine whether they are provided with adequate incentives and motivation, and whether they are compensated appropriately in accordance with our compensation policies.

Audit & Finance Committee Information and Report

Our Audit & Finance Committee is currently comprised of Richard Caswell (Chair), Michael Faber, and Walter Paulick. Our Audit & Finance Committee held 14 meetings during 2020. All of the members of our Audit & Finance Committee are “independent directors” as defined under SEC Rule 10A-3 and NYSE American exchange listing standards, and they are all “financially literate,” as defined under NYSE American exchange listing standards, meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Financial Experts on the Audit & Finance Committee

We must certify to the NYSE American exchange that our Audit & Finance Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Our board of directors determined that the qualifications of each of Richard Caswell and Michael Faber satisfied the NYSE American exchange’s definition of financial sophistication and also qualify as “audit committee financial experts,” as defined under the rules and regulations of the SEC.

Audit & Finance Committee Report

Our board of directors has adopted a written Audit & Finance Committee charter, which is reviewed periodically and which the Audit & Finance Committee intends to review at its next regularly scheduled meeting. According to our Audit & Finance Committee charter, our Audit & Finance Committee’s responsibilities include, among other things:

●	meeting with the independent registered public accounting firm prior to the audit to review the scope, planning, and staffing of the audit;

●	reviewing and discussing with management and our independent registered public accounting firm the annual audited financial statements, and recommending to our board of directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

●	reviewing and discussing with management and the independent registered public accounting firm the Company’s quarterly financial statements prior to the filing of Quarterly Reports on Form 10-Q, including the results of the independent registered public accounting firm’s review of the quarterly financial statements;

●	discussing with management and our independent registered public accounting firm significant financial reporting issues and judgments made in connection with our financial statements, including the reporting requirements of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 3101;

●	discussing earnings press releases with management, including the use of pro forma or adjusted non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies;

●	discussing with management and our independent registered public accounting firm the effect on our financial statements of regulatory and accounting initiatives and off-balance sheet structures;

●	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

●	discussing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

●	reviewing disclosures made to our Audit & Finance Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for our Form 10-Ks and Form 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;
●	reviewing the scope, planning, and staffing of the audit for the Company’s 401(k) plan and reviewing the audited financial statements for the 401(k) plan;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
●	reviewing and discussing with our independent registered public accounting firm the firm’s written disclosures concerning independence as required by PCAOB Ethics and Independence Rule 3526;

●	reviewing and approving all related-party transactions;

●	discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing our independent registered public accounting firm;

●	determining the compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and our independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or reports which raise material issues regarding our financial statements or accounting policies;

●	reviewing and making recommendations with respect to the Company’s capital structure and its related policies and long-term financial objectives, including allocation of capital and capital budget, changes in capital structure, uses of cash, cash requirements and sources of cash, including debt or equity issuances, revolving credit facilities, or other debt instruments or facilities and the Company’s borrowing alternatives and levels; and

●	assessing and managing financial risk exposures.

Management has reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 with our Audit & Finance Committee, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of our Audit & Finance Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and Acting Chief Financial Officer that the unaudited quarterly and audited annual financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

In performing all of these functions, our Audit & Finance Committee acts only in an oversight capacity. The Audit & Finance Committee reviews the Company’s annual reports and its quarterly reports prior to filing with the SEC. In its oversight role, our Audit & Finance Committee relies on the work and assurances of the Company’s management, which has the responsibility for financial statements and reports, and of our independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles. Our Audit & Finance Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to our Audit & Finance Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and our Audit & Finance Committee has reviewed and discussed the financial statements with management and our independent registered public accounting firm. Our Audit & Finance Committee also discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting and Oversight Board (“PCAOB”). The Company’s independent registered public accounting firm also provided our Audit & Finance Committee with the written disclosures required by applicable requirements of the PCAOB regarding independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered. In reliance on these reviews, discussions, and the report of our independent registered public accounting firm, our Audit & Finance Committee recommended to our board of directors, and the board of directors approved, that the audited financial statements for the fiscal year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Richard Caswell (Chair)
Michael Faber
Walter Paulick

Nominating & Corporate Governance Committee Information

Our Nominating & Corporate Governance Committee is currently comprised of Carey Bond, Michael Faber (Chair), Walter Paulick, and Eric Rosenfeld, each an independent director under NYSE American exchange listing standards. Our Nominating & Corporate Governance Committee held three meetings during 2020. Our Nominating & Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors and for developing and recommending corporate governance guidelines. Our Nominating & Corporate Governance Committee considers potential director nominees identified by its members, our board of directors, management, shareholders, investment bankers, and others.

Our board of directors has adopted a written charter for our Nominating & Corporate Governance Committee, which establishes guidelines for corporate governance, the selection of director nominees, and the method by which shareholders may propose to our Nominating & Corporate Governance Committee candidates for selection as nominees for director.

The Nominating & Corporate Governance Committee periodically reviews its charter, along with the Company’s guidelines for corporate governance and the selection of director nominees.

Guidelines for Selecting Director Nominees

The guidelines for selecting director nominees generally provide that the nominee should be accomplished in his or her field, have a reputation that is consistent with that of the Company, have relevant experience and expertise, have an understanding of financial statements, corporate budgeting, and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience, and professional employment. Our Nominating & Corporate Governance Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business, and represent shareholder interests. Our Nominating & Corporate Governance Committee may require certain skills, attributes, or backgrounds, such as financial or accounting experience, to meet specific needs that arise from time to time. Our Nominating & Corporate Governance Committee does not distinguish among nominees recommended by shareholders and other persons.

Procedure for Shareholders to Recommend Director Candidates

Shareholders and others who wish to recommend candidates to our Nominating & Corporate Governance Committee for consideration as directors must submit their written recommendations to our Nominating & Corporate Governance Committee and include all of the information described in the section “2022 Annual Meeting Shareholder Proposals and Nominations” on page 30 below.

On April 26, 2021 our Nominating & Corporate Governance Committee recommended to our board of directors to nominate Richard Caswell for election as a Class I director and Walter Paulick and Eric Rosenfeld for re-election as Class II directors. Our Nominating & Corporate Governance Committee did not receive recommendations from any shareholders or others for director candidates.

Guidelines for Corporate Governance

Our corporate governance guidelines are intended to ensure that the board of directors has the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The corporate governance guidelines are also intended to align the interests of the Company’s directors and management with those of the Company’s shareholders. The guidelines establish the practices our board of directors follows with respect to the obligations of the board and each director, board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, board committee composition and meetings, director compensation, director orientation and education, and director access to members of management and to independent advisors.

The corporate governance guidelines were adopted by our board of directors in 2010 and are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The guidelines comply with corporate governance requirements contained in the listing standards of the NYSE American exchange and enhance the Company’s corporate governance policies.

Strategic Planning Committee Information

The strategic planning committee of our board of directors (“Strategic Planning Committee”) is currently comprised of Douglas McCrosson, Carey Bond, Eric Rosenfeld (Chair), and Terry Stinson. The main role of the Strategic Planning Committee is to evaluate and analyze strategic options for the Company. The Strategic Planning Committee met twice during 2020.

Oversight Committee Information

The oversight committee of our board of directors (“Oversight Committee”) was formed in March 2020 to take a more active role in oversight over the Company’s day-to-day operations, including advising management as to profitability on the programs that the Company chooses to bid for, terminating programs that are not profitable for the Company, reducing overhead costs and operating inefficiencies, and generating free cash from operations. The Oversight Committee is currently comprised of Carey Bond (Chair) and Walter Paulick.

EXECUTIVE OFFICER COMPENSATION

Overview

At our 2018 annual meeting of shareholders, we conducted an advisory Say on Pay Frequency vote, in which shareholders determined that an advisory Say on Pay vote should be held every year. In accordance with the shareholder vote, we will hold an advisory Say on Pay vote at this Annual Meeting, in which shareholders will be asked to approve, on an advisory basis, the current compensation of our Named Executive Officers. The Compensation & Human Resources Committee considers the results of shareholder advisory votes regarding compensation as one factor when reviewing compensation and making compensation decisions.

Compensation Objectives

Our executive compensation program is designed to attract, retain, and motivate highly qualified executive officers in the competitive aerospace and defense industry. Additionally, a substantial portion of total compensation of our Named Executive Officers is variable and delivers rewards based on Company and individual performance. Company performance is measured against metrics established by the Compensation & Human Resources Committee each year. Such metrics typically focus on the achievement of financial targets such as revenue and free cash flow, to align our executives’ pay with the Company’s financial results and the creation of shareholder value. Individual performance is measured against each individual’s contributions to the Company’s overall success. As in prior years, the Compensation & Human Resources Committee continued to engage the services of Talent & Rewards LLC, an independent compensation consulting firm in 2020 to provide advice and guidance in evaluating and adjusting the compensation of our Named Executive Officers.

There are three major components to our compensation program for our Named Executive Officers:

✓	Base Salary - fixed compensation, designed to recognize responsibilities, experience, and performance.

✓	Short-Term Cash Incentives - annual cash incentive, as a percentage of base salary, paid upon the achievement of Company performance goals set by the Compensation & Human Resources Committee during the first fiscal quarter. This variable at-risk compensation motivates and rewards executives with respect to short-term performance.

✓	Long-Term Equity Incentives - annual grants of restricted stock, 50% of which is subject to time-based vesting, and 50% of which vests upon the achievement of Company financial performative-metric thresholds set by our Compensation & Human Resources Committee. This variable at-risk compensation aligns executive interests with long-term shareholder value creation.

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our Named Executive Officers for each of the fiscal years ended December 31, 2020 and 2019.

Year	Salary ($)(1)		Stock Awards ($)(2)		Non-Equity Incentive Compensation ($)(3)		All Other ($)		Total ($)
Douglas McCrosson – Chief Executive Officer
2020	365,768		138,630	(4)	224,457		24,780	(7)	753,635
2019	365,761		274,319	(5)	—	(6)	28,836	(8)	668,916

Thomas Powers* – Acting Chief Financial Officer
2020	224,994		59,400	(9)	45,000		4,384	(10)	333,778

Vincent Palazzolo* – Former Chief Financial Officer
2020	—		—		—		—		—
2019	272,195	(11)	108,019	(12)	—		339,614	(13)	719,828

Dan Azmon* – Former Chief Financial Officer
2020	42,981	(14)	—		—		860	(18)	43,841
2019	34,615	(15)	73,700	(16)	30,000	(17)	577	(19)	138,892

Kenneth Hauser – Sr. Vice President of Operations
2020	230,006		28,007	(20)	68,425		9,916	(22)	336,354
2019	228,021		55,420	(21)	48,171		2,801	(23)	334,413

* Thomas Powers began his service as our Acting Chief Financial Officer on February 12, 2020. Previously, Dan Azmon served as our Chief Financial Officer from November 2019 until his resignation on February 10, 2020, and Vincent Palazzolo served as our Chief Financial Officer from 2004 until November 2019.

(1)	Reflects actual base salary amounts paid to for each of the years indicated.
(2)	Reflects grant date fair market value of restricted stock grants awarded to our Named Executive Officers as part of their performance-based annual bonus.
(3)	Represents amounts awarded in cash to our Named Executive Officers as part of their performance-based annual bonus. Awards were earned in the year provided, but were not made until the following fiscal year.
(4)	Reflects the grant date fair value of 42,009 shares of restricted stock granted to Mr. McCrosson on August 26, 2020, which shares are subject to time-based and performance-based vesting over four years. Does not reflect the forfeiture of 5,251 shares by Mr. McCrosson on April 21, 2021, in accordance with the terms of his restricted stock award agreement with the Company.
(5)	Reflects the grant date fair value of 42,009 shares of restricted stock granted to Mr. McCrosson on April 2, 2019, which shares are subject to time-based and performance-based vesting over four years. Does not reflect the forfeiture of 5,251 shares by Mr. McCrosson on August 26, 2020 and 5,251 shares on April 21, 2021, in accordance with the terms of his restricted stock award agreement with the Company.
(6)	Mr. McCrosson and the Compensation & Human Resources Committee agreed that Mr. McCrosson would forego $97,783 of short-term incentive cash bonus that Mr. McCrosson earned for 2019 in consideration of the recent decline in the Company’s stock price and the challenges the Company is facing due to economic conditions and uncertainties resulting from the COVID-19 pandemic.
(7)	Represents (a) $12,393 of an automobile lease, insurance, and maintenance attributable to personal use; (b) $6,968 of disability insurance premiums; and (c) $5,418 of 401(k) contributions.
(8)	Represents (a) $17,156 of an automobile lease, insurance, and maintenance attributable to personal use; (b) $6,222 of disability insurance premiums; and (c) $5,459 of 401(k) contributions.
(9)	Reflects the grant date fair value of (i) 9,346 shares of restricted stock granted to Mr. Powers on August 26, 2020, which shares are subject to time-based vesting over one year and (ii) 8,654 shares of restricted stock granted to Mr. Powers on August 26, 2020, which shares are subject to time-based and performance-based vesting over four years. Does not reflect the forfeiture of 1,082 shares by Mr. Powers on April 21, 2021, in accordance with the terms of his restricted stock agreement with the Company.
(10)	Represents $4,384 of 401(k) contributions.
(11)	Represents a pro-rated amount of Mr. Palazzolo’s annual base salary of $286,048 through his termination by the Company without cause in November 2019.
(12)	Reflects the grant date fair value of 16,542 shares of restricted stock granted to Mr. Palazzolo on April 2, 2019, which shares are subject to time-based and performance-based vesting over four years. Does not reflect the aggregate of 38,906 shares which Mr. Palazzolo forfeited upon his termination by the Company without cause in November 2019 in accordance with the terms of his restricted stock award agreements with the Company.
(13)	Includes an aggregate severance payment of $339,614 and the following perquisites paid in 2019: (a) $16,476 of an automobile lease, insurance, and maintenance attributable to personal use; (b) $5,082 of disability insurance premiums; and (c) $4,950 of 401(k) contributions.
(14)	Represents five and a half weeks’ pro-rated salary at an annual rate of $300,000.
(15)	Represents six weeks’ pro-rated salary at an annual rate of $300,000.
(16)	Represents the equity portion of a signing bonus. Such amount was subsequently forfeited when Mr. Azmon resigned.
(17)	Represents the non-equity portion of a signing bonus. Such amount was subsequently forfeited when Mr. Azmon resigned.
(18)	Represents $860 of 401(k) contributions.
(19)	Represents (a) $505 of an automobile lease, insurance and maintenance attributable to personal use and (b) $72 of disability insurance premiums.
(20)	Reflects the grant date fair value of 8,487 shares of restricted stock granted to Mr. Hauser on August 26, 2020, which shares are subject to time-based and performance-based vesting over four years. Does not reflect the forfeiture of 1,061 shares by Mr. Hauser on April 21, 2021, in accordance with the terms of his restricted stock award agreement with the Company.
(21)	Reflects the grant date fair value of 8,487 shares of restricted stock granted to Mr. Hauser on April 2, 2019, which shares are subject to time-based and performance-based vesting over four years. Does not reflect the forfeiture of 1,061 shares by Mr. Hauser on August 26, 2020 and 1,061 shares on April 21, 2021, in accordance with the terms of his restricted stock award agreement with the Company.

(22)	Represents (a) $4,440 of an automobile lease, insurance and maintenance attributable to personal use, (b) $881 of disability insurance premiums, and (c) 4,595 of 401(k) contributions.
(23)	Represents (a) $1,920 of an automobile lease, insurance and maintenance attributable to personal use and (b) $881 of disability insurance premiums.

Compensation Arrangements for Named Executive Officers

Douglas McCrosson

In 2016, Mr. McCrosson entered into a Severance and Change in Control Agreement with us (the “Severance and Change in Control Agreement”), the details of which are outlined below under the heading “Payments upon Termination or Change in Control.” Pursuant to the Severance and Change in Control Agreement, Mr. McCrosson is prohibited from disclosing confidential information and he has agreed not to compete with us without our consent during the term of employment and for 18 months thereafter, so long as we make severance payments to Mr. McCrosson pursuant to the agreement.

During 2019, Mr. McCrosson’s base salary was $365,761. He was entitled to receive a non-discretionary performance based cash bonus equal to 60% of his base salary upon the attainment of Company growth targets measured by pre-tax income, cash flow from operations, revenue, and book to bill ratio, plus an additional non-discretionary performance based cash bonus equal to 3% of his base salary upon the attainment of each of four performance objectives, for an aggregate of 12%. Mr. McCrosson and the Compensation & Human Resources Committee agreed that Mr. McCrosson would forego $97,783 of short-term incentive cash bonus that Mr. McCrosson earned for 2019 in consideration of the recent decline in the Company’s stock price and the challenges the Company is facing due to economic conditions and uncertainties resulting from the COVID-19 pandemic. In addition, during 2019, Mr. McCrosson was awarded an aggregate of 42,009 shares of restricted stock (with a fair market value on the date of grant of $274,319) pursuant to the Company’s 2016 long-term incentive plan. The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four equal annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation & Human Resources Committee no later than 90 days following January 1 of the applicable fiscal year. The fiscal 2019 metrics were growth targets measured by revenue, pre-tax income, and cash flow from operations. The 2019 performance-based vesting metrics were not all met and, therefore, Mr. McCrosson forfeited 18,930 shares of restricted stock, representing the performance-based portion of the restricted stock granted in 2019, 2018, 2017, and 2016.

During 2020, Mr. McCrosson’s base salary was $365,761. He was entitled to receive a non-discretionary performance based cash bonus equal to 60% of his base salary upon the attainment of Company growth targets measured by the Company’s ending cash balance at December 31, 2020, amount of accounts payable delinquency at December 31, 2020, book to bill ratio, and full-year earnings per share. In addition, during 2020, Mr. McCrosson was awarded an aggregate of 42,009 shares of restricted stock (with a fair market value on the date of grant of $138,630) pursuant to the Company’s 2016 long-term incentive plan. The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four equal annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation & Human Resources Committee no later than 90 days following January 1 of the applicable fiscal year. The fiscal 2020 metrics were growth targets measured by accounts payable delinquency, the ratio of bank debt to cash, and 2020 net profit. The 2020 performance-based vesting metrics were not all met and, therefore, Mr. McCrosson forfeited 18,982 shares of restricted stock, representing the performance-based portion of the restricted stock granted in 2020, 2019, 2018, and 2017.

Thomas Powers

In 2019, Mr. Powers entered into a Severance and Change in Control Agreement with us, the details of which are outlined below under the heading “Payments upon Termination or Change in Control.” Pursuant to the Severance and Change in Control Agreement, Mr. Powers is prohibited from disclosing confidential information and he has agreed not to compete with us without our consent during the term of employment and for 12 months thereafter, so long as we make severance payments to Mr. Powers pursuant to the agreement.

Thomas Powers began his service as our Acting Chief Financial Officer on February 12, 2020. During 2020, Mr. Powers’ base salary was $223,560, representing a ten and a half month pro-rated amount of his annual base salary of $225,000 as Acting Chief Financial Officer and one and a half months as our Director of Financial Planning and Analysis. He was entitled to receive a non-discretionary performance based cash bonus equal to 25% of his base salary upon the attainment of Company growth targets measured by the Company’s ending cash balance at December 31, 2020, amount of accounts payable delinquency at December 31, 2020, full-year earnings per share, reduction of the Company’s bank debt, and management of expenses. On August 26, 2020, Mr. Powers received a one-time equity award of 9,346 shares of restricted stock (with a fair market value on the date of grant of $30,842) pursuant to the Company’s 2016 long-term incentive plan. The shares of restricted stock will vest one year from the date of grant, subject to Mr. Powers’ continuing employment with us. In addition, during 2020, Mr. Powers was awarded an aggregate of 8,654 shares of restricted stock (with a fair market value on the date of grant of $28,558) pursuant to the Company’s 2016 long-term incentive plan. The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four equal annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation & Human Resources Committee no later than 90 days following January 1 of the applicable fiscal year. The fiscal 2020 metrics were growth targets measured by accounts payable delinquency, the ratio of bank debt to cash, and 2020 net profit. The 2020 performance-based vesting metrics were not all met and, therefore, Mr. Powers forfeited 1,082 shares of restricted stock, representing the performance-based portion of the restricted stock granted in 2020.

Vincent Palazzolo

Vincent Palazzolo served as our Chief Financial Officer from 2004 until November 2019. During 2019, Mr. Palazzolo’s base salary was $272,195, representing an eleven-month pro-rated amount of his annual base salary of $286,048 through his termination in November 2019. Upon his termination, Mr. Palazzolo was entitled to severance payments in an amount of $339,614 and forfeited an aggregate of 38,906 shares of restricted stock.

Dan Azmon

Mr. Azmon served as our Chief Financial Officer from November 2019 until his resignation on February 10, 2020. During 2019, Mr. Azmon received a base salary of $34,615, representing a two-month pro-rated amount of his annual base salary of $300,000. Mr. Azmon also received a cash signing bonus in the amount of $30,000 and an equity grant of 10,000 shares of restricted common stock, which shares were subject to cliff vesting on November 18, 2022 subject to Mr. Azmon’s continuing employment with the Company. Upon Mr. Azmon’s resignation on February 10, 2020, he repaid the cash signing bonus and forfeited the equity portion of his signing bonus.

Kenneth Hauser

In 2016, Mr. Hauser entered into a Severance and Change in Control Agreement with us, the details of which are outlined below under the heading “Payments upon Termination or Change in Control.” Pursuant to the Severance and Change in Control Agreement, Mr. Hauser is prohibited from disclosing confidential information and he has agreed not to compete with us without our consent during the term of employment and for 12 months thereafter, so long as we make severance payments to Mr. Hauser pursuant to the agreement.

During 2019, Mr. Hauser’s base salary was $221,677. He was entitled to receive a non-discretionary performance based cash bonus targeted at 25% of his base salary upon the attainment of Company targets measured by revenue, inventory levels, and product deliveries, among other measures. For the year ended December 31, 2019, Mr. Hauser received $48,171 in performance-based cash compensation, which was paid in 2020. In addition, during 2019, Mr. Hauser was awarded an aggregate of 8,487 shares of restricted stock (with a fair market value on the date of grant of $55,419) pursuant to the Company’s 2016 long-term incentive plan. The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four equal annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation & Human Resources Committee no later than 90 days following January 1 of the applicable fiscal year. The fiscal 2019 metrics were growth targets measured by revenue, pre-tax income, and cash flow from operations. The 2019 performance-based vesting metrics were not all met and, therefore, Mr. Hauser will forfeit 3,904 shares of restricted stock on the date that the Company’s Annual Report on Form 10-K is filed, representing the performance-based portion of the restricted stock granted in 2019, 2018, 2017, and 2016.

During 2020, Mr. Hauser’s base salary was $230,000. He was entitled to receive a non-discretionary performance based cash bonus equal to 35% of his base salary upon the attainment of Company growth targets determined by the Company’s Chief Executive Officer. In addition, during 2020, Mr. Hauser was awarded an aggregate of 8,487 shares of restricted stock (with a fair market value on the date of grant of $28,007) pursuant to the Company’s 2016 long-term incentive plan. The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four equal annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation & Human Resources Committee no later than 90 days following January 1 of the applicable fiscal year. The fiscal 2020 metrics were growth targets measured by accounts payable delinquency, the ratio of bank debt to cash, and 2020 net profit. The 2020 performance-based vesting metrics were not all met and, therefore, Mr. Hauser forfeited 3,805 shares of restricted stock, representing the performance-based portion of the restricted stock granted in 2020, 2019, 2018, and 2017.

Outstanding Equity Awards at Fiscal Year-End

The following tables summarize the outstanding stock awards as of December 31, 2020 for each Named Executive Officer.

	Stock Awards
Grant Date	Number of Shares of Stock Unvested (#)(1)		Equity Incentive Plan Awards: Number of Unearned Shares (#)(2)		Market Value of Shares Unvested ($)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares ($)(3)
Douglas McCrosson – Chief Executive Officer
8/2/2016	—		20,795		—	79,645
3/1/2017	6,927		14,692		26,529	56,271
3/20/2018	13,474		11,465		51,604	43,910
4/2/2019	26,979		9,779		103,329	37,454
8/27/2020	35,743		6,266		136,896	23,999

Thomas Powers – Acting Chief Financial Officer
8/26/2020	9,346	(4)	—		35,795	—
8/26/2020	8,654		—		33,145	—

Dan Azmon – Former Chief Financial Officer*
11/18/2019	—		10,000	(5)	—	38,300

Kenneth Hauser – Sr. Vice President of Operations
8/2/2016	—		4,637		—	17,758
3/1/2017	1,265		3,037		4,844	11,632
3/20/2018	2,509		2,431		9,609	9,309
4/2/2019	5,248		2,178		20,101	8,341
8/27/2020	6,953		1,534		26,630	5,875

* Dan Azmon served as our Chief Financial Officer from November 2019 until his resignation on February 10, 2020.

(1)	Reflects shares of restricted stock granted pursuant to the Company’s 2016 long-term incentive plan which have yet to vest. The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four equal annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance-based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation & Human Resources Committee no later than 90 days following January 1 of the following fiscal year. The fiscal 2016 metrics were growth targets measured by EBITDA and revenue, the fiscal 2017 metrics were growth targets measured by revenue and year-end inventory, the fiscal 2018 metrics were growth targets measured by backlog, revenue, and year-end inventory, the fiscal 2019 metrics were growth targets measured by measured by revenue, pre-tax income, and cash flow from operations, and the fiscal 2020 metrics were growth targets measured by accounts payable delinquency, the ratio of bank debt to cash, and 2020 net profit.
(2)	Reflects shares of restricted stock granted pursuant to the Company’s 2016 long-term incentive plan which were forfeited in 2017, 2018, 2019, and 2020, and shares of restricted stock withheld to satisfy tax obligations. Does not include shares of restricted stock granted pursuant to the Company’s 2016 long-term incentive plan which were forfeited in 2021 (as such shares had not been forfeited as of December 31, 2020).
(3)	Calculated using the closing price per share of the Company’s common stock on the last date of fiscal year 2020.
(4)	Represents a one-time equity award of restricted stock which was made to Mr. Powers on the filing date of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Such shares will vest one year from the grant date, subject to Mr. Powers’ continuing employment with the Company.
(5)

Represents a one-time equity award of restricted stock which was made to Mr. Azmon on November 18, 2019. Such shares were subject to cliff vesting on November 18, 2022 and were forfeited upon Mr. Azmon’s resignation from the Company on February 10, 2020.

Pension Benefits

Other than our 401(k) plan, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Payments upon Termination or Change in Control

The Severance and Change in Control agreements with our Named Executive Officers provide for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination.

●	Termination without cause. If employment is terminated by the Company other than for cause, as defined in the agreements, then (i) with respect to Mr. McCrosson, he is entitled to (x) continued salary for 18 months, (y) any earned cash bonus not yet paid for the fiscal year most recently ended prior to the date of termination, and (z) a prorated cash bonus calculated using the cash bonus amount earned for the year most recently ended prior to the date of termination, and (ii) with respect to Mr. Powers or Mr. Hauser, he is entitled to (x) continued salary for 12 months, (y) any earned cash bonus not yet paid for the fiscal year most recently ended prior to the date of termination, and (z) a prorated cash bonus calculated using the cash bonus amount earned for the year most recently ended prior to the date of termination. A non-competition provision will apply for as long as severance payments are being paid. Any unvested restricted stock will be forfeited and any unexercised options will expire.

●	Termination for cause, or if the executive quits. If one of our Named Executive Officers voluntarily terminates his employment, or if the Company terminates his employment for cause, he is not entitled to any severance payments and is not bound by a non-compete clause, however he is still bound by any confidentially and non-disparagement duties. Any unvested restricted stock will be forfeited and any unexercised options will expire.

●	Termination for disability. If one of our Named Executive Officers is terminated because of a disability, as defined in the Severance and Change in Control agreements, then he will receive severance as if he had been terminated without cause.

●	Termination following a change in control. If the employment of one of our Named Executive Officers is terminated within 18 months following a change in control by the Company other than for cause or disability or by him for good reason (all such terms as defined in the Severance and Change in Control Agreements), he is entitled to (i) his base salary earned through the date of termination, (ii) any earned cash bonus not yet paid for the fiscal year most recently ended prior to the date of termination, and (iii) a prorated portion of the his annual cash bonus for the portion of the year he worked, assuming all applicable targets had been met. In addition, he will be entitled to a change in control payment: (x) for Mr. McCrosson, in an amount equal to two times total compensation (base salary plus cash bonus) for either the fiscal year most recently ended prior to the date of termination or the preceding fiscal year, whichever is the highest total compensation; (y) for Mr. Powers or Mr. Hauser, in an amount equal to one and one-half times his base salary for the fiscal year most recently ended prior to the date of termination. Upon any change in control, all outstanding stock options and restricted stock will vest immediately for such Named Executive Officer. Health insurance and other fringe benefits will continue for the Named Executive Officer for a period of six months after termination.

The following table summarizes the amounts payable upon termination of employment for our Named Executive Officers, assuming termination occurred on December 31, 2020 under the current Severance and Change in Control Agreements with each such Named Executive Officer. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (the single sum does not reflect any discount). To the extent the termination accelerates vesting of equity awards, the value presented below is based upon the Company’s stock price as of December 31, 2020, and assumes the achievement of all applicable performance benefits.

 Potential Termination Payments

Name	Disability		By Company for Cause		By Company without Cause		Change in Control
	Cash ($)	Equity	Cash ($)	Equity	Cash ($)	Equity	Cash ($)	Equity
Douglas McCrosson	646,435	—	—	—	646,435	—	1,265,300	318,361
Thomas Powers	237,001	—	—	—	237,001	—	393,750	68,940
Kenneth Hauser	278,177	—	—	—	278,177	—	425,500	61,184

Equity Award Plans

Long-term equity incentives are an important component of compensation and are designed to align the interests of our executive officers and directors who receive long-term equity awards with the Company’s long-term performance and to increase shareholder value. The Company has awarded long-term incentive compensation pursuant to three plans:

2016 Long-Term Incentive Plan.  The 2016 Long-Term Incentive Plan authorizes the grant of 1,400,000 shares of our common stock, which may be granted in the form of stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards, to employees, officers, directors, and consultants of the company. As of December 31, 2020, we had granted 602,007 shares under this plan and 797,993 shares remained available for grant under this plan.

Performance Equity Plan 2009.  The Performance Equity Plan 2009 authorizes the grant of 500,000 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards. As of December 31, 2020, we have granted 453,770 shares under this plan and 46,230 shares remained available for grant.

Equity Compensation Plan Information
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by shareholders	—	—	844,223
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	844,223

(1) Excludes securities to be issued upon exercise of outstanding options, warrants, and rights, which are reflected in the first column.

Compensation of Directors

Directors who are employees of the Company do not receive separate compensation for their service as a director. Our non-executive directors receive a mix of cash compensation and stock compensation for their service to our Company. Each year, our Compensation & Human Resources Committee determines the total amount of non-executive director compensation, as well as the allocation among cash and stock compensation, and takes into consideration, among other things, the Company’s performance relative to its guidance, the extent to which director compensation aligns the interests of our directors with the interests of our shareholders, compensation awarded to directors of similarly sized companies in our industry, and past practices. Our Compensation & Human Resources Committee is also tasked with reviewing the compensation paid to non-executive directors and making recommendations to our board of directors for any adjustments deemed necessary as a result of their review. In December 2018, our board of directors determined that the following structure would properly incentivize non-executive directors and adequately recognize the additional work performed by board committee chairs: Chairman of the Board, $200,000; Chair of each of the Audit & Finance Committee and Strategic Planning Committee, $140,000 each; Chair of the Compensation & Human Resources Committee, $125,000; Chair of the Nominating & Corporate Governance Committee, $120,000; and all other non-executive directors, $100,000 each. In August 2020, our board of directors created a new position of Non-Executive Vice Chairperson of the Board and set the compensation for such role at $165,000. Mr. Bond was appointed to serve as Non-Executive Vice Chairperson of the Board in August 2020.

The following table summarizes the compensation of our non-executive directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Carey Bond(2)	151,745	98,998	250,743
Janet Cooper(3)	37,823	56,733	94,556
Richard Caswell(4)	22,167	13,301	35,468
Michael Faber	48,000	71,998	119,998
Walter Paulick	40,000	59,998	99,998
Eric Rosenfeld	56,000	83,997	139,997
Terry Stinson	80,000	120,003	200,003

_________________

(1)	Represents stock awarded to directors during 2020 in the form of RSUs, all of which had vested by December 31, 2019. The Company accounts for compensation expense associated with RSUs based on the fair value of the units on the date of grant.
(2)	Mr. Bond became Chairman of the Oversight Committee in March 2020 and Non-Executive Vice Chairman of the Board in August 2020. Includes the pro-rated portion of his additional compensation.
(3)	Ms. Cooper was chair of our Audit & Finance Committee until October 2020.
(4)	Mr. Caswell joined our board of directors and became chair of the Audit & Finance Committee in November 2020. Represents the pro-rated portion of compensation.

Non-Employee Director Stock Ownership Policy

In July 2019, upon the recommendation of the Compensation & Human Resources Committee, our board of directors revised its stock ownership policy for non-employee directors. Under the prior policy, non-employee directors were required to own stock of the Company valued at least four times his or her annual cash compensation before and following any stock sales. In order to better align the long-term interests of non-employee directors with our shareholders, our board revised the policy as follows: non-employee directors are now expected to own shares of stock equal to five times the then cash portion of the annual non-employee director’s compensation within five years of joining the board.

Certain Relationships and Related-Party Transactions

Related-Party Policy.

Our Code of Ethics requires us to avoid, wherever possible, all related-party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board of directors (or our Audit & Finance Committee). SEC rules generally define related-party transactions as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our Audit & Finance Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. Our Audit & Finance Committee considers all relevant factors when determining whether to approve a related-party transaction, including whether the related-party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related-party, but that director is required to provide our Audit & Finance Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related-party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

Related-Party Transactions.

There were no related-party transactions during the year ended December 31, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table and accompanying footnotes below set forth certain information as of April 30, 2021, the record date, with respect to the ownership of our common stock by:

●	each person or group who beneficially owns more than 5% of our common stock;

●	each of our directors and our director nominees;

●	each of our Named Executive Officers; and

●	all of our directors and executive officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days from the record date. Accordingly, common stock issuable upon exercise of options that are currently exercisable, or exercisable within 60 days of April 30, 2021, have been included in the table with respect to the beneficial ownership of the person owning the options.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Percent of Class(3)
Current Directors and Officers:
Douglas McCrosson	184,449	(4)	1.5%
Thomas Powers	36,579	(5)	*
Kenneth Hauser	49,416	(6)	*
Carey Bond	62,422		*
Richard Caswell	27,691		*
Michael Faber	61,933		*
Walter Paulick	74,990		*
Eric Rosenfeld	782,348	(7)	6.4%
Terry Stinson	112,080		*
All current directors and named executive officers as a group (nine persons)	1,391,908		11.4%
Five Percent Holders:
Royce & Associates, LLC	778,953	(8)	6.4%

________________

* Less than 1%

(1)	Unless otherwise noted, the business address of each of the following persons is c/o CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717.
(2)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them, subject to community property laws, where applicable. With respect to our executive officers, this includes both time-based and performance-based restricted stock awards that are forfeitable until the vesting date or performance certification date, as applicable. It does not include portions of restricted stock awards which have been forfeited. With respect to our non-executive directors, this includes time-based RSUs. RSUs are granted on the first day of the year and vest quarterly upon completion of service as a director. Such shares of restricted stock and such RSUs are included herein because they confer voting rights and therefore may be deemed to be beneficially owned under Rule 13d-3(a)(1) promulgated under the Exchange Act.
(3)	As of April 30, 2021, there were 12,230,287 shares of our common stock issued and outstanding. Each person beneficially owns a percentage of our outstanding common stock equal to a fraction, the numerator of which is the number shares of our common stock held by such person plus the number of shares of our common stock that such person can acquire within 60 days the record date upon the exercise of options, if applicable, and the denominator of which is 12,230,287 (the number of shares of our common stock outstanding) plus the number of shares of our common stock such person can so acquire during such 60-day period.

(4)	Includes an aggregate of 125,522 shares subject to time-based or performance-based vesting.
(5)	Includes an aggregate of 26,391 shares subject to time-based or performance-based vesting.
(6)	Includes an aggregate of 31,241 shares subject to time-based or performance-based vesting.
(7)	Represents 272,078 shares of common stock owned individually and 510,270 shares of common stock held by Crescendo Partners II, L.P. Series L (“Crescendo Partners II”). Mr. Rosenfeld is the senior managing member of the sole general partner of Crescendo Partners II. Mr. Rosenfeld disclaims beneficial ownership of the shares held by Crescendo Partners II, except to the extent of his pecuniary interest therein.
(8)	The information with respect to Royce & Associates, LLC is derived from an Amendment to Schedule 13G/A filed with the SEC on January 21, 2021. The business address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

SOLICITATION OF PROXIES

Your proxy is being solicited on behalf of our board of directors and we are bearing the cost of this solicitation. In addition to the use of the mails and the Internet, proxies may be solicited personally or by email or telephone using the services of directors, officers, and regular employees at nominal cost. Banks, brokerage firms, and other custodians, nominees, and fiduciaries will be reimbursed by us for expenses incurred in sending proxy material to beneficial owners of our common stock. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the Annual Meeting. We will pay MacKenzie a fee of $6,500 plus reimbursement for reasonable out-of-pocket expenses.

2022 ANNUAL MEETING SHAREHOLDER PROPOSALS AND NOMINATIONS

We intend to hold the 2022 annual meeting of shareholders on or about June 15, 2022. In order for any shareholder proposal to be presented at the 2022 annual meeting or to be eligible for inclusion in our proxy statement for such meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal at our principal executive offices by January 7, 2022. Proposals received after January 7, 2022, will be considered untimely. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, a representation that the shareholder will continue to own the shares through the shareholder meeting, a statement of the shareholder’s intention to appear in person or by proxy at the shareholder meeting, the and material interest, if any, in the matter being proposed.

Shareholders who wish to recommend to our Nominating & Corporate Governance Committee a candidate for election to our board of directors must send the recommendation to CPI Aerostructures, Inc., 91 Heartland Boulevard, Edgewood, New York 11717, Attention: Nominating & Corporate Governance Committee, by January 7, 2022. The corporate secretary will promptly forward all such letters to the members of our Nominating & Corporate Governance Committee. Shareholders must follow certain procedures to recommend to our Nominating & Corporate Governance Committee candidates for election as directors, in addition to the procedures for other shareholder proposals, detailed above.

The recommendation must contain the following information about the candidate:

●	Name and age;

●	Current business and residence addresses and telephone numbers, as well as residence addresses for the past 20 years;

●	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

●	Educational background;

●	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

●	The number of shares of common stock of the Company beneficially owned by the candidate;

●	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K promulgated by the SEC); and

●	A signed consent of the nominee to serve as a director of the Company, if elected.

OTHER SHAREHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Our board of directors provides a process for shareholders and interested parties to send communications to the board of directors. Shareholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DISCRETIONARY VOTING OF PROXIES

Pursuant to Rule 14a-4 promulgated by the SEC, shareholders are advised that our management will be permitted to exercise discretionary voting authority under proxies it solicits and obtains for our 2022 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in Edgewood, New York, not later than March 31, 2022.

INCORPORATION BY REFERENCE

This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including our audited financial statements and supplementary data, management’s discussion and analysis of financial condition and results of operations, and our quantitative and qualitative disclosures about market risk. You may request a free copy of any or all of the information incorporated by reference into the proxy statement (other than exhibits not specifically incorporated by reference into the text of such documents). Please direct any oral or written requests for such documents to CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717, Attention: Corporate Secretary.

OTHER MATTERS

Our board of directors knows of no matter that will be presented for consideration at the Annual Meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Douglas McCrosson, Chief Executive Officer

Edgewood, New York
April 30, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet — QUICK « « « EASY IMMEDIATE — 24 Hours a Day, 7 Days a Week or by Mail

CPI AEROSTRUCTURES, INC.	Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the internet must be received by 11:59 p.m., Eastern Time, on June 24, 2021.

INTERNET/MOBILE — www.cstproxyvote.com Use the internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	Election of the following directors
		FOR Nominee	WITHHOLD AUTHORITY for nominee
(1)	Richard Caswell	☐	☐

(2)	Walter Paulick	☐	☐

(3)	Eric Rosenfeld	☐	☐

2.	Advisory approval of the compensation of the Company’s Named Executive Officers.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	Ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Mark here if you plan to attend the meeting. ☐

CONTROL NUMBER

Signature________________________________ Signature, if held jointly______________________________

Date_____________, 2021

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy
Materials for the Annual Meeting of Shareholders

The 2021 Proxy Statement and the 2020 Annual Report to
Shareholders are available at: http://www.cstproxy.com/cpiaero/2021

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CPI AEROSTRUCTURES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 25, 2021

The undersigned shareholder(s) of CPI AEROSTRUCTURES, INC., a New York corporation (“Company”), hereby appoint(s) Terry Stinson and Douglas McCrosson, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Company’s Annual Meeting of Shareholders to be held on June 25, 2021 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR election of the director nominees, FOR the Say on Pay Proposal, and FOR the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm.

(Continued, and to be marked, dated and signed, on the other side)